Exhibit 99.2

C O R P O R A T E   P A R T I C I P A N T S

Dave Mossberg, Investor Relations, Three Part Advisors, LLC

Randy Fields, Chairman and Chief Executive Officer

Todd Mitchell, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Joe Feller, ATW

Steve Bell, Private Investor

Ken Bodenstein, Private Investor

P R E S E N T A T I O N

Operator:

Good day, ladies and gentlemen and welcome to the Park City Group First Quarter 2016 Earnings Conference Call.  Today’s call is being recorded.  At this time, I’d like to turn the conference over to Mr.  Dave Mossberg, Park City Group’s Investor Relations Representative.  Please go ahead, sir.

Dave Mossberg:

Thank you, Catherine.  Before we begin, we’ll be referring to today’s earnings release which can be downloaded from the Investor Relations page of the Company’s website, parkcitygroup.com.

I’d like to remind everyone that this conference call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are based upon the current belief and expectations of Park City Group’s Management and are subject to risks and uncertainties which could cause the actual results to differ from those forward-looking statements.  Such risks are more fully discussed in the Company’s filings with the Securities and Exchange Commission.  The information set forth herein should be considered in light of such risks.  Park City Group does not assume any obligation to update the information contained in this conference call.

Throughout today’s conference call, we maybe referring to both GAAP and non-GAAP financial results, including the terms free cash flow, EBITDA, Adjusted EBITDA, net debt, net income, and earnings per share, which are non-GAAP terms.  We believe these non-GAAP terms are a useful financial measure for our Company, primarily because of the significant non-cash charges in our operating statement.

There is a reconciliation of the non-GAAP results in the earnings release and on the Investor Relations section of the website.

Our speakers today will be Randy Fields, Park City Group’s Chairman and CEO; and Todd Mitchell, Park City Group’s CFO.  I’ll now turn over the call to Randy.

Randy Fields:

Dave, thank you.  Thanks everybody for joining us.  Normally as you know, I don’t take the first position.  Normally, it’s our CFO, but I wanted to officially welcome Todd Mitchell, as our CFO to say that we’re proud and in some ways humbled that somebody of Todd’s—oh my god, I am going to give him a really big head before he starts talking—but somebody of Todd’s stature on Wall Street is a terrific feather in our cap.  He is making all the adjustments he needs to, to move from New York City to Salt Lake City.

So Todd, welcome.  We’re thrilled to have you.  Your turn, take it away.

Todd Mitchell:

Thank you, Randy.  Good afternoon, everybody and thanks for joining us today.  First, I also want to say how excited I am to be part of the Team at Park City Group.  I have looked at small cap growth companies for 20 years and I think rarely does one find such a perfect influence of—you know this Company has a huge market opportunity.  It’s got a very, very differentiated technology base and a highly, I think, scalable business model and now that I am out here, I see a very committed and cohesive group of people working very hard.  I think we truly have an extraordinary opportunity here.

That being said, as for today’s call, we’re going to otherwise follow our format as usual.  First, I’ll give a brief overview of some of the fiscal first quarter results and then Randy will go over the operational highlights of the quarter and give an update on our major strategic initiatives and then we’ll go into Q&A.  As I go over the financial results, I want to point out that I am going to be highlighting results on both a reported and a pro forma basis for the consolidation of ReposiTrak.  We really think these pro forma results removes the fees we recognized as revenue last year and adds back ReposiTrak subscription revenue, offer better apples-to-apples comparisons to our results this year.

So that being said, total revenue grew 10% on a pro forma basis to 3.19—$3.1 million in the quarter from $2.8 million last year.  ReposiTrak subscription revenue was up over 300%, Supply Chain subscription revenue was up over 12%, and we saw a sharp decline in licensing revenue against a tough comp which was expected.  On a reported basis, total revenues declined about 7% to $3.1 million.  This was solely due to the changes in accounting for ReposiTrak.

Going forward, we remain confident in our outlook for the year.  We expect an acceleration in both businesses.  Overall, our growth rate on a reported basis will be higher this year than it was last year.  Overall, our growth rate on a pro forma basis will be far higher than that.  Total revenue will build over the year and reported revenues will be up in the second half of the year.

Looking at the expense side; total expenses declined 9% on a pro forma basis to about $3.5 million and 6% on a reported basis.  The cost of goods sold component declined about 13% on both a pro forma and a reported basis to just under $1.2 million from about $1.35 million last year.  This was due primarily due to the personnel changes and the cost savings from consolidating ReposiTrak.  Going forward, we expect our cost of goods sold to be relatively flat on a dollar basis but to follow as a percentage of revenue.

Sales and marketing grew 3% on a pro forma basis to about $1.44 million and about 8% on a reported basis.  This increase was primarily due to higher marketing expenses associated with ReposiTrak, while the core supply chain business marketing expense has gone down.

Going forward, we think sales and marketing will be modestly up in absolute dollars this year but will fall as a percentage of overall sales with higher ReposiTrak marketing expense offsetting a modest reduction in supply chain.  Over the longer term, we think sales and marketing expense as a percentage of revenue will fall significantly as we transition our Park City supply chain business model to a sort of a lower touch applications sale and away from its current higher touch solutions sale.

G&A expense is still 17% on both a pro forma basis to $777,000 from $933,000 a year ago, and that was 13% on a reported basis from about $895,000.  This decline was due to several ongoing efforts to run our business more efficiently and I would also note that the first quarter results included some unusual expenses which we don’t expect in subsequent quarters.

So going forward, we’ve identified cost saving natures across all categories and we note that there is a substantial cost savings really this year in consolidating ReposiTrak which will have a positive expense impact on expenses for the entire year.  As a result, we think G&A will be flat to down in absolute dollars and significantly down as a percentage of total revenue.

Lastly, G&A was down 31% on both the pro forma and reported basis to about 129.  This was down due to the write-down of intangibles at the end of the year from first (inaudible) and now offset a little bit by an increase due to the acquisition of ReposiTrak.  We expect this level to be flat going forward.  So net/net, operating losses on a pro forma basis declined 60% almost to $425,000 from $1.50 million and about 2% on a reported basis to about $425,000 from $435,000.  This decline in operating losses was all due to lower operating expenses and going forward, we expect operating losses to contract and then transition into ReposiTrak territory in the coming quarters due to higher revenues.

Net income, similarly, net losses declined over 50% on a pro forma basis to about $607,000, or $0.03 from about $1.2 million, which was $0.07 on a year ago.  On a reported basis, net losses, it grew a little bit, 14% to about $530,000, which was basically flat on a per share basis of $0.03.  Again, this was due to the increase we saw in revenue on a pro forma basis and decrease of operating expenses.  Net losses will contract and we expect transition to the positive territory by the end of the year.

In terms of cash flow and liquidity, we ended the quarter with $11.2 million in cash and short-term investments.  This was basically flat with $11.3 million at the end of the last fiscal year and up nearly threefold from about $3.3 million a year ago.  Free cash flow was a negative about 170 in the quarter.  This was due to again the modest increase in net losses on a reported basis, a little bit lower add back from G&A and stock comp, and a little bit higher accounts receivables.  I wouldn’t read too much into this last item.  It wasn’t a much and it was really the timing of payments which we’ve subsequently collected.

What’s important is ReposiTrak is generating strong cash, did in the quarter and that’s growing and we expect that to continue and to be free cash flow positive and for our cash balances to grow over the course of the year.  This really concludes my review of the financials in the first quarter and I’ll give it sort of over to Randy to talk about the more exciting stuff.

Randy Fields:

Wow!  Normally, I am the person who speaks rapidly.  You have set a whole new standard and normally I don’t read this, but today I am going to read my remarks and that will force me to slow it down so we’ll have a nice distinction between Todd and Randy in terms of speaking to (inaudible).

It was a very, very interesting quarter.  We love where we’re headed.  We like what we’ve accomplished but I think I need to peel back just a little bit so that as Investors you can see all the things that are going on.  It’s a little bit I would guess like a duck going across the pond might appear on top to be calm, cool, and collected, but underneath, oh my god, are those feet moving and this was an, ‘oh my god, are those feet moving quarter’.

Then there is a couple of things I think a very important note from an Investor perspective and certainly, things that have mattered to your Management Team.

Then talk about three things in terms of focus for the quarter.

First, ReposiTrak obviously, connections are accelerating.  Our pipeline is expanding significantly and we’re implementing on a continuous basis how we do automation, what we can automate, and how do we make the process of bringing—we call them connections to fruition.  So our scalability continues to improve and we’ll see that in the subsequent quarters as well.

Secondly, we’re going to talk about something that we, for now call the portal.  Trust me, the name is going to change but for the moment, we call it a portal and we’re moving very aggressively to deploy this portal and the application strategy that’s inherent in it.  There will be a lot of conversation today and going forward because this is a game changer.  I know I often say that there is something important.  This is very important.  Note well, it’s going to permeate our entire business over the course of the next year or two and I’ll go into it in detail in a minute.

Thirdly, what’s happening in our supply chain business; it turns out really this portal is transforming our supply chain business.  It’s creating an infrastructure that’ll take our supply chain solution to, we would think of compared to where we’ve been, truly a mass market.  In short, these two businesses are very rapidly converging into a single modular offering.  That’s (inaudible), by the way.  As a result, we now have multiple proposals in front of existing and new customers, I’ll speak to it in a minute.  Both large CPG companies and retailers and frankly they are larger than anything we’ve done in the past.

So before I get into more detail, let me spend a minuteon food safety and give you an update. Yay! FSMA, since the last time we talked to you really has begun to roll out.  So the implications of the Food Safety Modernization Act actually being a set of regulations that are finalized is critical for us.  Frankly there is more and more talk amongst industry leaders.  In fact recently, the CEO of the largest trade association for food retailers gave a presentation and said, ‘yes, food safety is the second most important thing on her list of issues for the industry as a whole’.  So we’re moving up the list.  The more we move up on the list, frankly the more important it is to us.  The more important it is to us, the better it become to Investors.

We’re actually, and this is interesting, we’re beginning to get inbound calls and inquiries and I suspect it has something to do with the fact that CEOs now are realizing they are personally on the hook.  We keep saying it, but remember to us, it’s Sarbanes-Oxley comes to the FDA.  It is what do they say, there is nothing like an execution to focus the mind and the reality here is, that more and more executives realize that food safety is not something that’s delegated.  They own the risk.  They own the consequence and it’s certainly helping us to get more inbound calls that we’ve ever had before.

Remember that the Food Safety Modernization Act and we’ve said this a thousand times is, the most significant change to food safety regulations in 70 years.  It creates civil liabilities and criminal liabilities, up and down the food chain, and as if it needed any explanation, the Justice Department not too long ago noted the fact that they believe criminal prosecution is increasingly important as a tool to bring food safety to an acceptable level for our society.

I don’t know if you saw this, but recently the executives at Peanut Corp of America, in particular the CEO was sentenced to a 28-year term.  That means he gets out of jail when he is 91, which I guess, is not quite a life sentence, but pretty damn close.  So the justice system is now gradually milling the reality of food safety into a very fine powder that all of us will experience.

Historically, as you know, our focus has been on bringing wholesalers into our network, into our ecosystem.  But now that the Food Safety Modernization Act has taken hold, we’re beginning to see retailers waking up and becoming interested in the fact that they too certainly have increased risk reliability, et cetera associated with the changes in law.

Now, if you remember in our core supply chain business, for those of you who’ve been around a while, we said our way of approaching this will be small first, then medium, and then large.  We’re applying that same strategy to retail.  So we’re starting with the smaller retailers.  As we get more experience and understand what particular demands they may have, we’ll move up to medium retailers and ultimately to the larger ones.  So we feel as if we have a plan of action and we’re mobilizing our partners to help direct us to prospective customers and you’ll see more about that in just a few minutes.

I think we’re gaining traction.  I mean it’s important always to ask the question, ‘why is it gaining traction’ and we’re not just gaining traction from a connections perspective, we’re gaining traction from a buzz perspective and if you’ve ever listened to these calls, buzz is not a word that Randy uses, something different is happening.  People are talking about us.  People are hearing about us.  People are recommending us.

Recently, I had what’s called a public warehouse, meaning a place where people store, warehouse food and then because they don’t have warehousing capacity, so it’s manufacturer, they put in what’s called a public warehousing business and then that public warehousing business provides the drayage (phon) to get the product to the customers.  This guy called.  It was the owner of the business that said ‘wow, I got a letter from one of your customers and told me that I better do this or else.  So I think I need to learn about you’.  So there is a buzz about it and people are beginning to talk.

But a big piece of why, again for those of you who’ve been around.  Remember we talked about the efficacy of what we do.  If we can’t actually improve the problem that a customer brings to us, if we can’t make it better, well, shame on us.  I mean, absolutely shame on us.  We frequently publish our case studies around our supply chain business.  I am hopeful that all of you have seen those, really directed to the food industry, not to Wall Street.  But hopefully, you still see them.

We’re really, really, really good at the execution of our supply chain business.  In ReposiTrak, although remember, all of us want to get thousands and then tens of thousands and then someday, hundreds of thousands of connections, the reality is in the long run, the value that we offer is to improve people’s compliance and enable them to quickly track and trace products to in fact ensure that the supply chain that’s now a global food supply chain, is safer than it otherwise would be.  That’s our mission.  It’s not just to get connections.

So we’re very proud of the fact that we can now demonstrate over and over and over again that when we call it a hub and let me describe  hub quickly.  To us a hub is someone who comes to us and says, ‘I want my supply chain, my suppliers, to be on the system and I am going to push them towards you’.  So we can have wholesaler hubs, who push their suppliers in, we can have retailer hubs, who push their suppliers in, and we can even have suppliers think of them as food manufacturers or processors who push their suppliers in, so they are all hubs to us and they have varying sizes.  A manufacturing hub might have from a few dozen to a few hundred suppliers, a retailer hub might have 800 to 1,000 suppliers, and a wholesaler might have 1,000 suppliers.  So the hubs vary in size but they all have the same nature, meaning they’ve made the decision that their supply chain needs to be improved and is risk and they are looking for us to do it.

So here is the result.  When a hub uses us to improve the compliance of their supply chain, we move the compliance needle from starting point, which is negative 75%, meaning noncompliant is 75%, oh my god, down to less than 25% over about six months.  In other words, it works and that in the long run is the most important thing we’re doing because if it didn’t work in the long run, our customers shouldn’t be signing us up (inaudible).

But the efficacy and our cost is really why the industry endorsed it.  So we’re proud of the fact that we have the endorsement of several organizations, one and think of them as supplement, one from wholesalers, and one from retailers and manufacturers, that we are the industry’s standard platform.  So we continue to deepen our relationship with our industry sponsors.  I think we’ve treated them well.  I think they respect us and they continue to take us and put us in front of more and more people.

Let me give you an example.  One of our trade association partners has groups of only Senior Executives from retailers that they put together regionally throughout the year and we’ve just finished with the fall group and we got in front of two of their groups of retailers and then in the Spring, they start up again.  But it really means over the course of the next year, several dozen retailers will hear us upfront in person, very close, talking about ReposiTrak with a full-throated endorsement of one of the industry-leading trade associations.  It helps and in many cases, there will already be a member, we’re hoping, that can speak to use these guys.  They are really good, they get it done, they are fun to work with, they are great to work with, and that’s really the objective of that.

I have a Team that I am proud of in terms of how they put this together.  It’s far more complex that we can go into on this call.  We have to help people as a hub, identify who their suppliers are.  Yes, I really mean that.  It’s that difficult.  We have to help them get the contacts.  We call it scrubbing the list and we have to reach out and so on and so forth.  So, there is lots of complexity but that gives us lots of room for automation and continuing to improve the productivity of our processes and our people.

So, how did we do? Nine hundred and forty new connections during the quarter, again another record high, leaves us with about 3,500-ish connections as we would measure them and our subscription revenue grew by about 300% during that quarter.  We’re now working with 15 hubs, meaning either manufacturing hubs, retailer hubs, or wholesaler hubs and that’s up from five a year ago.

So it means that people like what we’re doing.  The word is spreading and it’s getting—we never say business is easy, but it’s getting easier and easier to bring the hubs on.  We have agreements right now in front of several retailers and I would be surprised that several of those don’t get signed up as new hubs probably right after the first year, possibly sooner, the number will come in into the holidays.

We are seeing a pattern.  If you remember I said that we wanted to do crawl, walk, run, meaning small retailers first, then medium, then large.  The smaller retailers, frankly, we’re concerned about them because they have a high degree of risk in their supply chain.  They tend to be thin on staff.  So there is a lot we can do and I think it’s a feather in our cap that from an industry perspective, we’re helping the most—the retailers who need it the most and then the way we onboard, as we call it, their suppliers orspoke, so think of it as hubs and spokes again.  The way we onboard their spokes or suppliers is we start with the riskiest first, which again are often the smallest suppliers, and then we move up the,no pun intended, food chain, to the largest company that they do business with.  This execution is important because we see our job is protecting our customers from a risk perspective.

Again, automation will play a very important role.  We’re always, always, always, including yours truly, focusing on how can we take time, cost, and friction if you will, out of the process of bringing people into this business.

Well, it turns out we made an announcement earlier this year about this new vendor portal that we were bringing out and strangely enough, it was one of our more benign press releases and it turns out, I am going to put that one in a frame and put it on my wall because I happen to think that the portal strategy that we announced earlier this year will be transformative to the entire business and critically important to both our scaling and our future revenue and profitability.  That means watch this space.

So, what do we mean by the portal spend?  First thing we mean is we’re going to change the name of it before too long so don’t get too used to portal.  We’ll find a better word.  But the concept is we really now have an ecosystem of applications and we want to be able to offer our hubs, our retailers, wholesalers, and their suppliers, a whole host of applications extending well beyond simply this Compliance Management, Track & Trace, et cetera and what we’re really doing is breaking our supply chain applications down into very discrete, self-implemented modules that will enable our suppliers on the system and hubs to increment what they do with us, each of which will have, we believe, incredible value (inaudible).

We really believe in our value proposition, we have to have improve somebody’s business.  In the long run, sell more, stock less, see everything.  That’s our goal.  But each of these applications will be separately purchasable for a small monthly fee and we think that this will introduce us to a much larger and growing marketplace, if you will.  Not to be confused with something that we say every few minutes, but a much larger market to be addressed by what we’re doing that we do today.  We call it internally the portalization of our product.  It’s gone far faster than I would have imagined.  I am going to come back to it in a minute.

So it allows both our food safety customers and our supply chain customers to see us in a whole new fashion and increase the type and nature of business that they do with us with less difficulty and more broadly than they ever have before.  If you remember, for those of you who listened a year ago, what we said was, ‘we couldn’t figure out what the bridge was between the ReposiTrak customers and the supply chain customers’ and that was one of the impediment to pulling the trigger and buying ReposiTrak.  It looked like two entirely separate businesses,one with a light touch, one with a heavy touch, but very difficult to figure out how you move one to the either.  Well, this is it.  The portal is the mechanism.  It is now the center of our strategy and the market reaction to it has been, in my mind, amazing, absolutely amazing.

Let me give you an example.  One of the first applications in our portal strategy is what we call the new vendor application and what that does is, it screens vendors for one of our hubs to make sure that from the very beginning that vendor is in fact compliant with all of the standards that the retailer, manufacturer, or wholesaler might have.

So they don’t waste their time trying to do business with a vendor who can’t be compliant.  They start out with a list of compliant vendors, if you will.  So we then link them to all of their internal systems so it becomes faster for someone to become a new vendor.  At the same time, it becomes a better screening process for the hubs to get these new vendors in place.

The new vendor portal has been live at one of our primary hubs, one of our largest hubs for some time and to say they are thrilled with it is an understatement.  They are thrilled with it enough, they’ve actually come to us and said, ‘we think you aren’t showing us everything.  We want to see the whole deal’.  So we’ve recently presented everything that we can think of doing within the portal and they all nodded their heads.  So I would be surprised if we don’t end up deploying our entire portal strategy against this customer quickly.  They are a thought leader in the industry and we believe as they do that others will come to the table.

 But beyond that, that’s the whole portal, the new vendor application within the portal looks as if it’s about to be taken up by virtually all of our existing hubs.  So that means the stepwise way in which we sell this; start with the new vendor, move into the fully deployed hub, is gaining traction.  None of us internally could have expected this and it’s a really big deal.  But if you think about also what that means, I mean I know as investors have always wanted to know what that means.

Well, here is what it means.  If you imagine this new vendor portal means that every time a new vendor comes to one of our hubs, they automatically have to sign up for ReposiTrak before they can be approved as a vendor for any of these people to assume that they don’t have high risk, that they are a safe company, if you will.  It means that they are automatically enrolling in ReposiTrak.  So when you talk about how do we leverage our inside sales organization, they are coming on automatically.  In fact, a goal of ours and I think it’s realistic, is that 12 months from now, we will get as many new vendors, as many new users of ReposiTrak signed up, as many new connections from the portal as we get today from our entire inside sales organization at the push of a button.  So we can effectively double or triple the ability of our inside sales people to bring new people on.  It’s a very important step and can you tell I’m excited about it (inaudible).

Okay.  So what’s the second application, you might ask, and if you didn’t think of asking, I’ll ask it for you.  The next application to be brought forward into ReposiTrak will be what we call the ReposiTrak Marketplace and what’s that?

If you are one of our hubs, you might very well want to say, ‘I need vendors who are compliant.  I have got to find the good guys and sort them out’.  So the Marketplace is where our hubs will be able to find good compliant vendors and conversely our good citizen vendors will find new markets.  So we think that’s a terrific adjunct to what we’re doing and that will come into existent in place shortly after the first of the year.  So the reality is our Marketplace is a very important adjunct as I say you’ll begin to see applications coming quickly starting right after the first of the year.  This is a big transition for us.

Now if you think of what we call our core supply chain management business, what we’ve really done now with the idea of the portalization, that is a word by the way, the portalization enables us to break down our very large supply chain offering into discrete modules and those discrete modules will now also appear in the portal and in fact when we ran this idea out by some of our largest customers and our largest prospects, they all said, ‘Wow. This is a really important idea.  Give us the proposal’.  So we actually I think have six proposals now, all larger than things we’ve done before, very large proposals, to test and use this portal with our supply chain application just as we’re talking about using it for ReposiTrak.  But what’s it mean?

These two businesses are about to converge to become a single broad-based offering.  That’s big news.  It changes lots for us.  It’s enabling us, as you have seen on the cost side of our business, to consolidate some of our costs at the same time that we enable people to buy our applications more easily, more quickly, and deploy it far more widely than otherwise (inaudible).  So as the portal evolves, it’ll be very quickly one of numerous applications for both hubs and for their suppliers.

In a sense, we’re realizing today and it impacts us a little bit now and it will continue for a short period of time, we don’t want to go deploy big supply chain offering and then redeploy them through the portal.  So slows us down a little bit now and speeds us up a lot later, so we’re really focused on bringing this activity to our customers as quickly as we can.  So just watch this space.  You will see a convergence of these two businesses and if you remember, at first I thought we could kind of join them with a bridge and now suddenly I see them actually converging into a single offering.

Okay.  Next, don’t worry we’re almost done.  We talk a lot about insurance.  We think we’ve now formulated the strategy and the partner and we anticipate in the not too distant future, how’s that for ambiguous.  But certainly within this fiscal year, we will announce a venture between us and a notable insurance player for a go-to-market strategy.  So the insurance objective that we have will get better shortly.  Please remember, it is not an inducement to do ReposiTrak.  It is a reward for being a good citizen.  But we think this will be a very interesting venture and opportunity and that along with the marketplace enhances the attractiveness of what ReposiTrak will mean to people who subscribe to us.

We’re chugging along.  If you can call the speed at which the pharma industry moves, chugging, we’re chugging along with our pilot in pharma.  We’re actually having a couple of other conversations, well three actually.  We’re talking with this pharma company about deepening what we’re doing and we’re talking with a couple of others about initiating some kind of test and activity.  So that continues to go along.

The truth is we’ve got a lot of opportunities in our plate.  We’ve got to be judicious in looking at them but as you know kind of I see the role of the business to keep extending what we can do to drive what I call the four corners of the tablecloth to ensure that the table is set for it.

That’s it aside from that, not much.  But we’re feeling very, very good about where we are.  Obviously, we anticipate an excellent year barring any unforeseen things at this point but this is going to be a great year, highest growth rate ever for us and I think people will be very impressed with how the pipeline grows throughout the year and our closes grow throughout the year.  So that’s it.

Dave Mossberg:

Catherine, can you open the floor for questions?

Operator:

Absolutely.  Ladies and gentlemen, if you’d like to ask a question, please press star, one on your telephone keypad.  If you’re on a speakerphone, please pick up your handset and make sure your mute function is turned off to allow your signal to reach our equipment.  Again that’s star, one and we’ll pause for just a moment.  Again ladies and gentlemen, it’s star, one for questions.

We’ll take a question from Joe Feller with ATW.

Joe Feller:

Hey Randy.  How are you?

Randy Fields:

Hi.  How are you?

Joe Feller:

Good, good.

Randy Fields:

Thank you for coming—thank you for coming to our meeting by the way.

Joe Feller:

Oh, you’re welcome and I’ll thank Amy Noell (phon) for you too.

Randy Fields:

Oh, good.

Joe Feller:

The first question I have is, how will the Chipotle situation effect Park City Group?

Randy Fields:

That’s a really good question.  We’re frustrated that we have not yet been successful at penetrating food service.  In many ways food service, if you look at food safety problems over the last several years, are right in the center of a significant share (phon).  So we’re trying to develop a strategy.  We have not been successful so far.  We’re in conversations for a test of some sort I am personally disappointed we haven’t seen more in that whole area.  But every time one of these happens, it increases awareness that they’ve got at least as big of a problem as retail food.  So we’re trying, Joe.  We’re trying.

Joe Feller:

Well, that’s good news.  Now and let me ask you another question, how many mega hubs in the core business are you in the process of onboarding at this point?

Randy Fields:

We actually have—we’ve only done one, which is interesting.  So far, we tried to—if you remember, up until June, the two businesses were very separate.  We were just managing—they were a customer, if you’ll.  We were managing the distance between us.  So we didn’t even approach Park City Group customers to bring them into ReposiTrak per se.

Now we’re beginning and so far we have one that a customer of both sides of our business and it’s pretty interesting, meaning it was—it’s a good sale.  It’s a small retailer, relatively small.  They might even be called medium and because they already trusted us and they already knew us as business partners, we got access quickly.  It was a very short sales cycle and I hope to do a hell of a job for them.  So we’re just now—again, because of the historical actual separation of these two companies, we’re just now integrating kind of cross-selling opportunities if you will.

Joe Feller:

I remember years ago that you on one of your charts that you did in your presentations, you said it usually took four years to build out a hub.  Now with this new portal and with your experience, I remember at the meeting we talked about CBS (phon) a little bit, how long will it take you to build out a hub these days?

Randy Fields:

It’s really—if you think of what we now have, I am going to start calling them in this call you heard me use the word ‘application’.  Pretty soon, I am going to call them apps, because I think they are more like apps.  If you imagine inside this hub, there will be multiple apps.  Some of them will roll out to thousand suppliers because they are so important to the hub.  He will want every one of his suppliers on that app like tomorrow morning.  So some will roll out very quickly and be fully deployed, I am thinking in matters of month.  Others could take a couple of years.  So it’s about to become, I am not—you know me, I am not evasive, I am not trying to evade the question but I think from months to years depending on which of the applications it is and that will determine the rollout.

For food safety now, I would say if you have a thousand suppliers, it’s going to take you two years of work to get your final list on and done.  It’s about a two-year rollout plan, maybe even a little bit longer so—but it’s going to get more complex to explain this as we create this portal of foundation and we have multiple applications or apps within it.  Each of them will have a differentiated time for rollout.

I apologize to make it more complex than it already is.

Joe Feller:

Well, it is what it is, but thank you for your time.

Randy Fields:

Oh you bet.  Thank you.

Operator:

Thank you.  Again star, one ladies and gentlemen and we’ll take a question from Steve Bell, Private Investor.

Steve Bell:

Good quarter, Randy.

Randy Fields:

Thanks Steve.

Steve Bell:

Question for you and then a little question for Todd.  On the pharmacy pilots, are those drug companies to hospitals or drug companies to their various pharmacy wholesalers or to clinics…?

Randy Fields:

Yes.

Steve Bell:

Okay.  So it’s all those areas that we’re piloting?

Randy Fields:

Well, one area of pilot that’s already started is the pilot between a drug company and some of its distributors and so that’s step one.  Another that we’re hoping to get engaged in, will be a company that works in hospitals where it would use our technology around licensure and things like that.  So they are very different kinds of pilot, very different.

Steve Bell:

Okay.  Both of these will—or will they be dealing principally much like ReposiTrak with aspects of drug safety or will they be dealing also with the core aspect of Park City, see everything, sell more, stock less?

Randy Fields:

One of the problems in selling what we sell and you’ll see why the app strategy makes sense.  If you go into somebody’s office and you take out your briefcase and you say, we have 27 different things we can do for you.  It’s a bit overwhelming.  So part of what our salespeople have to do is to try and find where does it hurt right now and then we have to keep going back and expanding the footprint.  That’s at least how we think about it.

Steve Bell:

Okay.  So how many other pilots do you have underway over in the core business at Park City right now?

Randy Fields:

I can’t remember specifically, but it’s usually a couple and I mentioned those six (phon) big projects that we’re looking at, I think all of those will begin with pilots of some sort.  That would be a rational thing to do.

Steve Bell:

Okay.  Todd, I don’t know if you have this broke out but what percent of the new revenue growth was from up-sell and what percent might be new customer growth?

Todd Mitchell:

Virtually all of the revenue growth in the quarter came from new customers in a sense that a large percentage of it was from ReposiTrak and all of that is new.

Randy Fields:

Although in the supply chain, in the supply chain business, to be fair, think of it as expansions of services with existing customers if that makes sense.

Steve Bell:

Okay, okay.  I appreciate both of you on the call.  Todd, pleasure to have you.  I’ll be in touch with you in the next couple of days after I go through some stuff.

Todd Mitchell:

Happy to take the call.

Steve Bell:

You bet.

Randy Fields:

Thanks Steve.

Steve Bell:

Thanks Randy.

Operator:

Thank you.  As a final reminder, ladies and gentlemen, it’s star, one for any question or comments.  With no additional—oh, I beg your pardon, and Ken Bodenstein, Private Investor.  Please go ahead.

Ken Bodenstein:

I just have a comment and a rhetorical and hopefully a question Randy can answer.  Randy has been promising $3 million in free cash flow for I don’t know how many years.  How many years Randy that we were going to see annual cash flow of $3 million a year and we never get that.  What’s the problem?

Randy Fields:

Well actually I think if you looked at the free cash flow last year, it was excellent and I think if you think about where we’ve made investments, like in ReposiTrak, I would certainly hope if you’ve been around if you think investing in the food safety business was a great idea.  It was.  So the answer is, as you look forward to our numbers unless we in fact continue to find other opportunities, but we’ve got plenty on our plate.  We have plenty of cash and that means our cash balance, as Todd referred to, will continue to grow now throughout the year.

Ken Bodenstein:

Randy, you are missing the point.  From an operational standpoint, an investor looks for free cash flow, not from cash on the balance sheet but from operations.  Where is the $3 million cash from all the hubs that were being put into place five, six years ago?

Randy Fields:

Yes, I think if you take a look at what’s happened to our revenue over the last five or six years as its grown, what’s happened is that we have continued to grow the total size of the business, including the new ReposiTrak opening.  So I think the nature of the business is that we are all enhanced by having made the investments that we’ve made in food safety.

I think we’ll all be enhanced by what we’re doing in the portal strategy and almost by definition that begins to reduce any expense growth that we would have had.  So kind of whether one thinks it’s the right strategy or not, cash flow will continue to improve and we’re feeling as if so far the investments we’ve made have been just exactly right.

Operator:

Thank you and with no additional questions on the queue, I’d like to turn the conference back over to Management for any additional or closing remarks.

Randy Fields:

Obviously, we feel really good about the developments in the business.  You’re going to hear a repetition of this as we go forward.  You will see more discussion of the portalization of what we’re doing.  You’re going to see a very interesting change in terms of the size of the individual applications that we sell that’ll be easier for us to sell.  We expect that they will propagate far more rapidly and all of that will show up in a wonderful year from a revenue growth perspective as well as we think you’ll like what that does to our P&L here.

So, all good times, again we’re thrilled to have Todd around and it’s nice to have somebody that speaks actually faster than I do.  So if you have any questions, touch base with us and we appreciate everybody taking the afternoon.

Operator:

Thank you and ladies and gentlemen once again that does conclude today’s conference.  Thank you all again for your participation.